Exhibit 99.1

FOR IMMEDIATE RELEASE

CapStar Announces Share Repurchase Authorization

NASHVILLE, Tenn., March 10, 2020 (GlobeNewswire) — CapStar Financial Holdings, Inc. (the “Company”) (NASDAQ:CSTR) announced today that its Board of Directors has authorized the Company to repurchase up to$9 million of shares of the Company’s common stock pursuant to a written plan that was entered into with Piper Sandler & Co. (“Piper Sandler”) and that is intended to comply with applicable federal securities laws (the “Plan”). The prior repurchase program with Piper Sandler announced in September 2019 terminated in January 2020, and the Plan represents a new repurchase program. Shares of common stock may be purchased from time to time under the Plan in the open market, through privately negotiated transactions or otherwise. The Plan will terminate on the earlier of the date on which the maximum authorized dollar amount of shares of common stock has been repurchased or December 31, 2020. The Plan does not, however, require that the Company repurchase any shares of its common stock.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank. CapStar Bank, with assets of $2.03 billion, provides a relationship-based banking experience to small to mid-sized private businesses, professionals, and individuals. Focused on delivering superior flexibility, responsiveness, and customer service, CapStar serves customers through highly-skilled employees, digital channels, as well as 13 locations in seven Tennessee counties. CapStar Bank was recognized by Greenwich Associates, an international marketing firm, as a national Customer Experience Leader for U.S. Commercial Small Business Banking, U.S. Commercial Middle Market Banking, and U.S. Retail Banking.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the terms, timing, logistics and conditions of repurchases of common stock, the Company’s compliance with applicable law in connection with repurchases of common stock and the Company’s future repurchase activity.

Forward-looking statements are subject to many risks and uncertainties, including, but not limited to, the risks detailed from time to time in the Company’s periodic and current reports filed with the Securities and Exchange Commission, including those factors included in the Company’s most recent Annual Report on Form 10-K under the headings “Item 1A. Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions that the forward-looking statements included in this press release are not a guarantee of future events and that actual events may differ materially from those made in or suggested by the forward-looking statements. Accordingly, undue reliance should not be placed on any such forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.

For more information:

Rob Anderson

Chief Financial Officer

Capstar Bank

(615) 732-6470